Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is entered into as of November 4, 2021 (the “Effective Date”), by and between My Size, Inc. (“My Size” or the “Company”) and David Lazar, Custodian Ventures, LLC (“Custodian Ventures”), Activist Investing LLC (collectively, the “Lazar Parties”), David Aboudi, Patrick Loney and David Natan (the “Director Nominees”, and together with the Lazar Parties and My Size, each a “Party” and collectively, the “Parties”);

WHEREAS, My Size is a publicly-traded company organized under the laws of the State of Delaware, its securities are registered with the U.S. Securities and Exchange Commission as well as with the Israel Securities Authority, and its common stock is listed on the Nasdaq Capital Market as well as the Tel Aviv Stock Exchange under the ticker symbol “MYSZ”;

WHEREAS, on September 22, 2021, Custodian Ventures commenced an action pursuant to Section 211 of the Delaware General Corporation Law against the Company in the Court of Chancery of the State of Delaware, captioned Custodian Ventures LLC v. My Size, Inc., C.A. No. 2021-0817-LWW (the “Delaware Action”), seeking to compel the Company to hold its 2021 annual meeting of stockholders for the election of (the “Delaware Action”);

WHEREAS, on October 19, 2021, My Size filed a complaint (the “Complaint”), initiating a civil action in the United States District Court of the Southern District of New York, My Size, Inc. v. Lazar et al., No. 1:21-cv-08585 (the “SDNY Action”), alleging, among other things, that the Lazar Parties and the Director Nominees violated certain provisions of the Securities and Exchange Act of 1934, as amended, 15 U.S.C. § 78a et seq. (the “Exchange Act”), and the rules promulgated thereunder;

WHEREAS, on October 20, 2021, the Court in the SDNY Action signed the Order to Show Cause (the “Order to Show Cause”), setting a hearing date on the Company’s anticipated motion for preliminary injunction for December 2, 2021, ordering the Lazar Parties and the Director Nominees to respond to the Company’s Document Requests by October 22, 2021, ordering the Lazar Parties and the Director Nominees to begin producing documents in response to the Company’s Document Requests on or before October 27, 2021 and concluding no later than October 30, 2021;

WHEREAS, the Parties dispute the validity of the allegations and claims made in the Delaware Action and the SDNY Action;

WHEREAS, in the Delaware and SDNY Actions, the Parties have produced certain documents that they have designated as confidential in nature (“Confidential Discovery Material”);

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NOW, THEREFORE, for good and valuable consideration detailed below, the Company, the Director Nominees and the Lazar Parties seek to compromise and settle the claims asserted in the SDNY Action and the Delaware Action against one another, as follows:

1. The Lazar Parties and the Director Nominees represent and warrant that none of them have sold any shares of common stock in the Company from May 28, 2021 through the Effective Date.

2. Settlement Payment. In consideration of the releases and other good and valuable consideration as set forth in this Settlement Agreement, and upon execution of the Settlement Agreement, the Company shall cause to be made on their behalf payment of two hundred and seventy-five thousand dollars ($275,000) as reimbursement for out of pocket expenses and consideration for the dismissal and release of claims against the Company pursuant to Section 4 and Section 7 of this Settlement Agreement, to be paid within three business days of the Effective Date (the “Cash Payment”). The Lazar Parties will provide in writing the appropriate wiring instructions to counsel for the Company by November 5, 2021.

3. Dismissal of Claims Against Lazar Parties. The Company shall file no later than the next business day after the Effective Date a notice of voluntary dismissal with prejudice dismissing with prejudice the Lazar Parties and the Director Nominees from the SDNY Action. For the avoidance of doubt, this Settlement Agreement does not affect any present or future claims, whether asserted or unasserted, that the Company has or may have against Milton C. Ault III, Ault Alpha LP, Ault Alpha GP LLC, Ault Capital Management LLC, and Ault & Company, Inc., or any of their divisions, parents, subsidiaries, affiliates or related companies, their past, present and future officers, directors, shareholders, trustees, insurers, attorneys, legal representatives, employees and agents and all of its and their respective heirs, executors, administrators, and successors and assigns (collectively, the “Ault Defendants”).

4. Dismissal of Claims Against the Company. Custodian Ventures and My Size shall file no later than the next business day following the Effective Date a stipulation of dismissal with prejudice in the Delaware Action.

5. Confidential Discovery Material. All Confidential Discovery Material produced in the Delaware Action shall be disposed in accordance with the Confidentiality Stipulation and Order in that case. During the pendency of the SDNY Action, the Company shall continue to maintain the Confidential Discovery Material in confidence in accordance with the current agreement between the Parties and the Lazar Parties shall apply to the Court for a Confidentiality Order in the form previously proposed by the Lazar Parties such application to be made November 4, 2021, irrespective whether this Settlement Agreement is signed by all Parties on that date, which application the Company shall not oppose. Upon entry of an Order regarding the Confidentiality Discovery Material, the Lazar Parties shall promptly designate or re-designate the Confidential Discovery Material in accordance with the Order. Within three business days following the termination of the SDNY Action, the Parties agree to either (i) make a good-faith and reasonable effort to return such Confidential Discovery Material and all copies thereof (including summaries, excerpts, and derivative works) to counsel for the producing party; or (ii) make a good-faith and reasonable effort to destroy all such Confidential Discovery Material, and certify that fact in writing to counsel for the producing party. However, counsel for the Parties shall be entitled to retain court papers, and litigation files (including attorney work product and discovery material containing Confidential Discovery Material), provided that such counsel, and employees of such counsel, shall maintain the confidentiality thereof and shall not disclose such court papers, depositions and trial transcripts, and litigation files (including attorney work product containing Confidential Discovery Material) to any person except pursuant to a court order or agreement by the producing party or except as otherwise required by law. For purposes of this Paragraph, good-faith and reasonable efforts to return or destroy Confidential Discovery Material need not include destroying Confidential Discovery Material residing on back-up tapes or other disaster recovery systems, so long as the person who has received such Confidential Discovery Material maintains its confidentiality. The termination of the SDNY Action shall occur upon the filing of a notice of dismissal, the entry of a final non-appealable order or judgment disposing of all claims in the SDNY Action.

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6. The Company’s Release of Claims. Upon the Effective Date, the Company hereby releases and forever discharges the Lazar Parties and the Director Nominees, and each of their employees, members, directors, officers, legal counsel, accountants, financial advisors, agents, and representatives of any kind from each and every right, claim, debt, cause of action, demand, suit for damages, liability, act or right of action of any nature whatsoever, whether asserted or unasserted, known or unknown, from the beginning of time through the Effective Date, arising from or related to the events that are the subject of the SDNY Action and/or the Delaware Action; provided, however, that the obligations of the Lazar Parties arising from this Settlement Agreement are not released, and claims against the Ault Defendants, whether asserted or unasserted, known or unknown, arising from or related to in any way the events that are the subject of the SDNY Action, are not released.

7. The Lazar Parties’ and the Director Nominees’ Releases of Claims. Upon the Effective Date, each of the Lazar Parties and the Director Nominees releases and forever discharges the Company and its employees, members, directors, officers, legal counsel, accountants, financial advisors, and representatives (each referred to as a “Company Released Party”) of any kind from each and every right, claim, debt, cause of action, demand, suit for damages, liability, act or right of action of any nature whatsoever, whether asserted or unasserted, known or unknown, from the beginning of time through the Effective Date, arising from or related to the events that are the subject of the SDNY Action and/or the Delaware Action; provided, however, that the obligations of the Company arising from this Settlement Agreement are not released; and further provided, however, that the recipient of the Solicitation Message (as defined in Section 30 of the Complaint) is not a Company Released Party subject to any release or discharge under this Settlement Agreement.

8. Withdrawal of Proxy Contest and Related Matters. As of the Effective Date, the Lazar Parties hereby irrevocably agree to take all necessary actions to immediately:

(a) withdraw or rescind, as applicable, (i) the May 12, 2021 notice by Custodian Ventures of stockholder nominations of four director candidates with respect to the Company’s 2021 annual meeting of stockholders, (ii) the notice dated October 28, 2021 submitted by Custodian Ventures to the Company notifying the Company of Custodian Ventures’ continued intent to bring its nomination of four director candidates before the Company’s stockholders at the 2021 annual meeting, and (iii) any and all related materials and notices submitted to the Company in connection therewith or related thereto and to not take any further action in connection with the solicitation of any proxies in connection with the Company;

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(b) withdraw any demand or request for a copy of the Company’s list of stockholders or its other books and records pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company (with this Settlement Agreement deemed to evidence such withdrawal); and

(c) cease any and all solicitation and other activities in connection with the 2021 annual meeting.

9. Standstill Provision.

(a) The Lazar Parties agree that, for a period of five years beginning on the Effective Date (the “Standstill Period”), unless otherwise approved by the Company, each of the Lazar Parties shall not, and shall cause each of their representatives not to, directly or indirectly:

(i) make any public announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of common stock or other voting securities of the Company, whether or not such transaction involves a change of control (as defined below) of the Company;

(ii)  engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct or assist in the conducting of, any type of binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)  purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities);

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(iv)  sell, offer or agree to sell in any off-market transactions, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by any of the Lazar Parties to any person not (A) a party to this Settlement Agreement, (B) a member of the Company’s Board of Directors, (C) an officer of the Company or (D) an affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly (after due inquiry) result in such Third Party, together with its affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of common stock of the Company outstanding at such time; provided, however, subject to the above from and after the Effective Date of this Settlement Agreement, the Lazar Parties may sell securities of the Company in their discretion to any unrelated third party; and, further provided, that notwithstanding all of the foregoing, the Lazar Parties may sell securities of the Company through sale transactions on the NASDAQ or through a broker or dealer where the identity of the purchaser is not known;

(v)  take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, controlling, changing or knowingly influencing any director or the management of the Company, including, but not limited to, any plans or proposals, and/or consenting to the calling of any special or annual meeting of stockholders to effect such plans or proposals, to change the number or term of directors or to fill any vacancies on the Company’s Board of Directors, except as set forth in this Settlement Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the certificate of incorporation or by-laws of the Company, or any amendments or restatements thereto (together, the “Governing Materials”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vi)  act by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to knowingly influence the Company’s stockholders, management or the Company’s Board of Directors with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, extraordinary transactions, or strategy or to obtain representation on the Company’s Board of Directors or seek the removal of any officer or director in any manner, except as expressly permitted by this Settlement Agreement;

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(vii)  call or seek to call, or request the call of, alone or in concert with others, any meeting of Company stockholders, whether or not such a meeting is permitted by the Governing Materials, including a “town hall meeting”;

(viii)  deposit any shares of voting securities of the Company in any voting trust or subject any shares of voting securities of the Company to any arrangement or agreement with respect to the voting of any shares of voting securities of the Company, the intention of which is to circumvent any of the restrictions on any of the Lazar Parties under this Settlement Agreement;

(ix)  form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting security of the Company;

(x)  demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company;

(xi)  commence, encourage or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing the provisions of this section, or take any action challenging the validity or enforceability of any of the provisions of this section; provided, however, that the foregoing shall not prevent the Lazar Parties from (A) bringing litigation to enforce the provisions of this Settlement Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or any of its officers or directors, against any of the Lazar Parties or any other third party, or (C) responding to or complying with a validly issued legal process that neither the Lazar Parties nor any of its affiliates initiated, encouraged or facilitated;

(xii)  make any request or submit any proposal to amend or waive the terms of this section other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xiii)  comment publicly about or disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any transactions involving the Company, any director or the Company’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Settlement Agreement that is inconsistent with the provisions of this Settlement Agreement; or

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(xiv)  enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Lazar Parties are prohibited from taking pursuant to this section, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b) The provisions of this section shall not limit in any respect the actions of any of the Lazar Parties or their affiliates, from taking any actions which are subject to such Party’s fiduciary or legal duties to its stockholders, investors, government officials or duties set forth under any law.

(c) During the Standstill Period, the Lazar Parties shall refrain from taking any actions which could have the effect of encouraging, assisting or knowingly influencing other stockholders of the Company or any other persons to engage in actions which, if taken by any of the Lazar Parties, would violate this Settlement Agreement.

(d) Notwithstanding anything contained herein, the Lazar Parties agree that during the Standstill Period they will vote (or execute a consent with respect to) any and all shares of common stock of the Company beneficially owned by the Lazar Parties at such time in accordance with any proposal or recommendation made by the Company or the Board of Directors of the Company that is submitted to the stockholders of the Company, unless to do so would violate applicable law; provided, however, that the Lazar Parties shall be entitled to vote any and all shares of common stock of the Company beneficially owned by them in their sole discretion with respect to any publicly announced proposal relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, in each case, that requires a vote of the stockholders of the Company.

10. No Admission of Liability. The Parties acknowledge that this Settlement Agreement is a compromise of disputed claims and that neither admits, and each expressly denies, any liability on their part.

11. Authority to Enter into Settlement Agreement. Each Party signing this Settlement Agreement represents and warrants that such Party has been duly authorized and has the requisite authority to execute and deliver this Settlement Agreement on behalf of such Party, to bind the Party for which he or she signs, and to act with respect to the rights and claims that are being altered or otherwise affected by this Settlement Agreement.

12. No Reliance. The Parties represent and acknowledge that, in executing this Settlement Agreement, they do not rely and have not relied upon any representation or statement made by any Party or any of their agents, shareholders, representatives other than, if applicable their respective counsel, with regard to the subject matter, basis or effect of this Settlement Agreement or otherwise, other than as specifically stated in this Settlement Agreement.

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13. Knowing and Voluntary. The Parties further declare that, in making this Settlement Agreement, they rely entirely upon their own and, if applicable, their counsel’s judgment, beliefs, and interests, and that they have had a reasonable period of time to read the Settlement Agreement in full, understand its terms and obligations of the Parties, and to consider this Settlement Agreement.

14. Jurisdiction and Forum Selection. Notwithstanding dismissal of the Lazar Parties and the Director Nominees from the SDNY Action, the Company, the Director Nominees and the Lazar Parties agree that the United District Court for the Southern District of New York, shall have jurisdiction to enforce the terms of this Settlement Agreement, and if that forum is not possible, the Supreme Court for the State of New York. Each of the Parties consent to such forums and jurisdiction to hear such dispute. Pursuant to Kokkonen v. Guardian Life Insurance Co. of America, 511 U.S. 375 (1994), any stipulation or order of dismissal will explicitly reserve such jurisdiction in those courts.

15. Enforcement Costs. The Parties shall pay their own expenses in relation to this Settlement Agreement. In the event that an action is commenced by any Party to enforce the provisions of this Settlement Agreement, the prevailing party shall be entitled to an award, in addition to any other claims or damages, of its costs and expenses, including attorney’s fees, incurred in connection with said action.

16. Interpretation. The Parties agree that each Party has reviewed this Settlement Agreement and that each fully understands and voluntarily accepts all the provisions contained in this Settlement Agreement. The Parties further agree that this Settlement Agreement is the product of negotiations between the Parties and that any rule of construction that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Settlement Agreement.

17. Entire Agreement. This Settlement Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings, written or oral, between the Parties pertaining to the subject matter hereof, except for the agreements to be provided as set forth herein. The Parties shall work cooperatively and in good faith to finalize and execute all documents necessary to implement the terms of this Settlement Agreement.

18. Modifications. No modification of this Settlement Agreement shall be binding or enforceable unless in writing and signed by the Parties.

19. Successors; No Third Party Beneficiaries. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, executors, successors, administrators and assigns. For avoidance of doubt it is clarified and agreed by the Parties hereto, that this Settlement Agreement is intended only for the benefit of the Parties hereto which execute the Settlement Agreement, and their respective permitted successors and assigns as stated above, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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20. Governing Law. This Settlement Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws or principles thereof.

21. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SETTLEMENT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS SETTLEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SETTLEMENT AGREEMENT. EACH PARTY TO THIS SETTLEMENT AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SETTLEMENT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED HEREIN.

22. Specific Performance. Each of the Parties acknowledges and agrees that irreparable harm to the other Parties would occur in the event any of the provisions of this Settlement Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement (at the Moving Party’s sole expense) of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this section shall not be deemed to be the exclusive remedies for a breach of this Settlement Agreement but shall be in addition to all other remedies available at law or equity.

23. Counterparts. This Settlement Agreement may be executed in one or more counterparts, including by facsimile and/or electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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24. Confidentiality. Each Party agrees that the terms and conditions of the Settlement Agreement, as well as the negotiation, execution, implementation or communications generated in connection therewith, shall remain confidential and shall not be disclosed to any third party, except (a) to the extent that such disclosure may be required by operation of law, regulation, subpoena, discovery request or court order, including such disclosures as may be necessary to comply with federal or state securities laws or financial, tax or regulatory requirements, if a Party is advised by his or its counsel that such disclosure is required; (b) to the employees, members, officers, directors, accountants, auditors, insurers and reinsurers of any of the Parties; (c) to the legal counsel of any of the Parties (provided such recipients agree in writing to keep such information confidential); and (d) by any Party in an action concerning the interpretation, validity, breach or enforcement of the Settlement Agreement, or in connection with any potential claims that expressly survive the execution of the Settlement Agreement (as set forth in paragraph 5 above). To the extent a Party is required by subpoena, court order, discovery request or by law to disclose the terms of this Settlement Agreement, to the extent permissible such Party shall promptly notify in writing the other Party prior to any disclosure. In such case, the recipient of the disclosure request shall: (a) make available as soon as practicable (and in any event prior to disclosure), for inspection and copying, a copy of the Settlement Agreement it intends to produce; and (b) to the extent possible, shall not produce anything in response to the disclosure request for at least ten (10) business days following such notice. If necessary, the recipient of the disclosure request shall take appropriate actions to resist production, as permitted by law, so as to allow the Parties to try to reach agreement on what shall be produced. Each Party agrees that where its consent to disclosure is requested by the other Party, such consent shall not be unreasonably withheld.

25. Mutual Non-Disparagement.

(a)  Each of the Lazar Parties and the Director Nominees agrees that during the Standstill Period, neither it nor any of its representatives (as defined below) shall, and it shall cause each of its representatives to not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including through the use of any social or professional networking websites and/or blogs) in any public forum, whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of the Company or any of its representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(b) The Company hereby agrees that, during the Standstill Period, neither it nor any of its representatives shall, and it shall cause each of its representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including through the use of any social or professional networking websites and/or blogs) in any public forum, whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of any of the Lazar Parties and the Director Nominees or any of their respective representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

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(c) Notwithstanding anything contained herein, nothing in this section or elsewhere in this Settlement Agreement shall prohibit any Party from making any statement or disclosure required under the federal or State of Israel securities laws or other applicable laws (including to comply with any subpoena or other legal process from any Governmental Authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Parties at least two business days prior to making any such public statement or public disclosure required under the federal or State of Israel securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this section, and reasonably consider any comments of such other Party.

(d)  The limitations set forth in section shall not prevent any Party from responding to any public statement made by the other Party of the nature described in herein, if such statement by the other Party was made in breach of this Settlement Agreement, and any such response shall not be deemed to be a breach of this Settlement Agreement by the responding Party.

26. Press Release. Promptly following the execution of this Settlement Agreement, the Company and the Lazar Parties shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Settlement Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Mutual Press Release and subject to the terms of this Settlement Agreement, neither the Company (including the Board and any committee thereof) nor the Lazar Parties or the Director Nominees shall issue any press release or make any public announcement regarding this Settlement Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, none of the Parties shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Settlement Agreement.

27. Notice. Notice to the parties shall be made by electronic mail delivered to the following, which shall be deemed good and sufficient service of all notice(s) and communication(s):

To Plaintiff:

David K. Momborquette c/o

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017

DMomborquette@mwe.com

To any of the Lazar Parties or the Director Nominees:

Spencer G. Feldman c/o

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

sfeldman@olshanlaw.com

with a copy to:

Avraham Ben-Tzvi, Adv.

ABZ Law Offices

15 Yad Harutzim St.

Jerusalem, Israel

abz@abz-law.com

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IN WITNESS WHEREOF, the Parties have duly executed this Settlement Agreement as of the date and year first above written.

MY SIZE, INC.

Accepted and Agreed for, with authority, by, and on behalf of My Size, Inc.

By:	/s/ Ronen Luzon
Name:	Ronen Luzon
Title:	Chief Executive Officer – My Size, Inc.

[Signature Page to Settlement Agreement]

THE LAZAR PARTIES

Accepted and Agreed for, with authority, by, and on behalf of David Lazar, Custodian Ventures, LLC and Activist Investing LLC.

By:	/s/ David Lazar
Name:	David Lazar
Title:	Chief Executive Officer – Activist Investing LLC and Custodian Ventures LLC

[Signature Page to Settlement Agreement]

THE DIRECTOR NOMINEES

Accepted and Agreed for, with authority, by, and on behalf of David Aboudi, Patrick Loney and David Natan

By:	/s/ David Aboudi
Name:	David Aboudi
Title:	Director Nominee

By:	/s/ Patrick Loney
Name:	Patrick Loney
Title:	Director Nominee

By:	/s/ David Natan
Name:	David Natan
Title:	Director Nominee

[Signature Page to Settlement Agreement]

Exhibit A

Mutual Press Release